Exhibit (23)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PotlatchDeltic Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑130507, 333-205914, 333-156130, 333-156127, 333-195960, and 333-221942) on Form S-8 and registration statement (No. 333-191886) on Form S-3 of PotlatchDeltic Corporation of our reports dated February 27, 2019, with respect to the consolidated balance sheets of PotlatchDeltic Corporation as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of PotlatchDeltic Corporation.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for revenues for the year ended December 31, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.

/s/ KPMG LLP

Seattle, Washington
February 27, 2019